COOPERS                                COOPERS & LYBRAND L.L.P.
& LYBRAND                             a professional services firm



                                 CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements of Oregon Metallurgical Corporation on Form S-8 (File Nos. 33-18650, 33-63449 and 333-00167) of our reports dated
February 16, 1996, except for the second paragraph of Note 8, as to which the date is March 1, 1996, on our audits of the consolidated financial statements and financial statement schedule of Oregon Metallurgical Corporation as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, which reports are included in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand LLP


Eugene, Oregon
March 25, 1996


Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand
International, a limited liability association incorporated in Switzerland.